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The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

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The following Q&A was prepared at the request of Lenox Wealth Management, a financial advisor, for distribution to certain of their clients and other individuals on or after August 28, 2017.

Q&A with Clayton Daley, Jr.

1.	Clayt, let's start with some questions on your background. When did you start with Procter & Gamble and when did you retire?
•	I began my career with Procter & Gamble in 1974 and retired in 2009, 35 years later.
2.	With that in mind, how long were you the chief financial officer of the Company and what was your working relationship with Wall Street and institutional investors during that period of time?
•	I was the Company's Chief Financial Officer for just over 10 years.
•	Prior to that, I had been Treasurer for 4 1/2 years.
•	So, for just under 15 years in those two positions, I was the Company's senior representative with Wall Street.

•	During that period, I took hundreds of meetings with thousands of institutional investors, talking to them about how Procter & Gamble had for decades outperformed the market averages and its peer group.

3.	It seems unusual for a former chief financial officer to be an advocate for an activist investor group like Trian. Why have you decided to take this stance?
•	I never thought that, eight years after I retired from the Company, I would be working with a shareholder team such as Trian. I expected to be a happy retiree, and that P&G would continue to deliver dividend growth and stock price appreciation at or above peer group and market averages.
•	While, this was not the case in 2012, when I was approached by an activist shareholder to become involved, I chose not to become part of their team. I decided at the time that we needed to trust the Board, and we needed to give the Company time to work out its issues.
•	But, it’s been five years, and the shareholder returns have not markedly improved. After spending time with Trian and Nelson Peltz, for whom I have a high regard, and learning about their investment philosophy, I decided it is important that I work with them and take a more active role in an effort to improve long-term shareholder value.
•	As a corporation, P&G strives “to do the right thing,” and I felt that my participation in this effort to reinvigorate P&G was the right thing for me to do personally, and for other P&G alumni, regardless of the disruption such action might bring to my personal life.
•	Some investors have a reputation for doing nothing more than short-term financial engineering, to try to get a "quick buck" out of the stock price. Trian is different. They're not proposing short-term financial engineering. They are a long-term oriented investor, which believes in working with companies to improve operating performance and strategy.
•	Trian is not advocating reductions in marketing, R&D or capex. They are interested in steps that will grow market share, increase organic sales growth, improve operating margins, improve the Company’s culture and get the stock price up over the long-term.

4.	P&G has suggested that Trian has outdated information and misunderstands the issues at P&G, in large part because you are helping them as an advisor but retired in 2009. Is this a fair assessment?
•	Those kinds of statements are very misleading – I think they are an attempt to distract and discredit Nelson and Trian’s perspectives. Since I’ve retired from the Company, I’ve read every one of the Company’s financial press releases, listened to all of its earnings calls and, most importantly, I’ve talked to a LOT of the Company’s current and former employees to stay current on the issues facing the Company.
•	More to the point, I did not even meet Nelson until late June 2017 and did not decide to become an advisor to Trian until July. In my opinion, Trian really did its homework before I ever met with them.
•	They began building their position last year – well before I met Nelson. By the time I sat down with Nelson, Trian had already met with CEO David Taylor and members of P&G’s board to discuss how they could help the Company.
•	I believe Nelson understands the core challenges and opportunities at P&G today and once on the Board, he will have even greater ability to make a big difference – for the benefit of all stakeholders.

5.	Can you take a few minutes and just tell us how you view the performance of the company over the last 10 years, and do this in terms of both financial results and market share?

•	It's really been frustrating following the Company's performance over the last 8 years.
•	Organic sales growth has been below market growth for years, so the Company has been losing market share in the aggregate.
•	Without sales growth, the Company has really struggled to increase profitability.
•	Significant cost reduction efforts have been largely eaten up by currency, but even after currency, there should have been more cost reduction that fell to the bottom line.
•	Procter & Gamble and its people have always been winners, but over the past several years the Company just hasn't been winning enough—I hate seeing competitors like Unilever taking a victory lap at the expense of P&G.

6.	P&G has expressed concern that appointing Nelson to the Board will be highly disruptive, because he might challenge the strategic plan or challenge senior management and take up their time. I've been on boards myself and have found that you often need a handful of board members that will challenge you. Why do you think P&G feels like Nelson would be so much more disruptive than what a good director performing his fiduciary duty to shareholders would be doing?
•	The Board of Directors has a responsibility to represent the shareholders.
•	The real question that shareholders should be asking is whether the Procter & Gamble Board has been too passive.
•	CEOs who have worked with Nelson Peltz have commented on numerous occasions how he has been an active and constructive member of their board, not a “disruption.” Many of these comments are available at www.RevitalizePG.com. I don’t believe any of these CEOs were contacted by P&G, which I think is very unfortunate.
•	What shareholders should want are Board members who are active, who ask the right questions and who, based on their experience, have suggestions to offer on how to improve the Company's long term performance.
•	If P&G already has all of the right plans in place, what do management and the Board have to fear from Nelson being on the Board and asking questions about them?

7.	P&G has suggested that Nelson is short-term oriented and focused on shareholder interests. There is a sense that his presence will be problematic, because it will take the Company's eye off the long-term ball. Some would argue that senior management has been in leadership positions for over 10 years, and the underperformance has been consistent over that period of time. Do you feel like Nelson actually risks bringing long-term damage to the Company?
•	Nelson Peltz has already proven, through numerous board positions and board engagements, that he is a long-term oriented shareholder. He's already publicly disavowed many of the short-term steps that other shareholders might advocate.
•	And let's not forget that the Board should ultimately represent the interests of the shareholders—focusing on the shareholder and shareholder returns is not shortsighted— it is exactly what the Company's management and its Board should be doing.
•	With the stock underperforming its peer group significantly over most recent timeframes, the Company needs to consider taking some different approaches, rather than just continuing to do what they have been doing in the past, perhaps a little bit better.
•	And after all, Nelson would be only one Board member out of 11 (or 12), so if the CEO and majority of the other Board members don't agree with his suggestions, then they’re not going to be implemented.

8.	I recently received a letter from P&G, which seemed to cherry-pick the recent stock performance and made it appear that P&G’s stock price had performed very well against the S&P 500.

Ironically, P&G tracked stock price returns over largely the same period where Nelson had gotten engaged and the stock had finally started to move. What's the right way to think about the benchmark data on the stock price? Do you think P&G presented good information and made the right conclusions?

•	I think the letter that was released by Trian on August 16 does a good job of refuting data put forward by the Company. This letter is available at www.RevitalizePG.com.
•	I really take exception to P&G’s decision to highlight performance over such a short-term time frame. I also question their decision to use a market value weighted TSR metric for Trian’s consumer investments and a simple average when evaluating the TSR of P&G’s peers. That’s mixing apples and oranges!
•	Every P&G shareholder, particularly retirees, knows that the Company’s stock has substantially underperformed the Company’s peer group over the past 6 to 8 years.
•	Towards the end of my time as CFO, Colgate traded about $7 a share above us and Kimberly-Clark traded about $10 per share below us. If you look at the prices today, Colgate (adjusted for their stock split) trades $50 above P&G and Kimberley Clark's price is now $30 per share above P&G. And both of these companies confronted exactly the same issues of currency and developing market disruption that P&G faced.
•	And, it's kind of ironic that in their letter P&G has taken credit for the increased shareholder value that has been created since Trian disclosed in February that it bought into P&G stock and then started advocating for change.

9.	Can you expand on why you believe the Company’s stock has substantially underperformed in recent years? Some shareholders have asked me how P&G’s stock could be underperforming if its price is near an all-time-high.
•	While it is true that P&G’s stock is near an all-time high, that’s not the entire story. The U.S. is in the middle of an extended bull-market, and many individual stocks and the market as a whole are near all-time highs.
•	I would submit that as an investor, you also need to compare P&G’s total shareholder returns with the overall market and to P&G’s peers to understand how P&G’s stock has really performed.
•	As of June 15, 2017, when news first broke that Trian was seeking Board representation, P&G’s stock had underperformed the S&P 500 over the previous ten years, the previous five years, the previous three years, the previous two years and the previous year.
•	Consider this: If you had invested $1,000 in P&G stock ten-years ago, your investment would be worth slightly over $1,900 on June 15. But if instead, you had invested $1,000 evenly across P&G’s closest peers—Beiersdorf, Church & Dwight, Clorox, Colgate, Edgewell, Henkel, Kimberly-Clark, L’Oreal, Reckitt and Unilever—your investment would be worth $3,100 today. That’s over 60% more! P&G shareholders are suffering because P&G’s peers are generating much higher returns. So the bottom line is this: P&G can and should be doing much better.

10.	P&G disclosed in its proxy statement that they will be spending over $35 million in connection with this proxy contest. That does seem like a lot to fight the appointment of one large shareholder to the Board. Why do you think P&G seems so threatened?
•	Well, you'd have to ask P&G how they can justify spending over $35 million of the shareholders’ money (and I believe it will probably end up being closer to $100 million or more) to keep one person off their Board.
•	And let's not forget, Trian owns approximately $3.5 billion of the Company’s stock and is one of P&G’s top 5 shareholders—I think it makes all the sense in the world for an engaged shareowner like Trian to have a representative in the boardroom.

11.	P&G has aggressively defended their search criteria and process for selection of Board members saying it is very rigorous and it has worked very well. Some of our clients’ observations have been that this Board has not worked well. They have observed that the combination of “promote from within”, accelerating change in the outside world and a passive board has hurt the company. They have not challenged management and they have not brought increased accountability on a timely basis. Do you believe that the Board selection process is as rigorous as P&G is suggesting? Do you think that it's an obvious and easy answer for them to not include Nelson on the Board using their criteria?
•	P&G has followed a board selection process that typically selects directors from other companies who have done similar jobs. The board is dominated by current and former CEOs.
•	In my experience, it seems that CEOs tend to leave other CEOs alone, as they like to be left alone by their own boards.
•	To be clear, if the company's performance is excellent, then a board can step back and give management more deference on strategy and operations. But when a company's performance is poor, a board needs to step in and take a more active role in the development of the company’s long-term strategy to create shareholder value—a board has to do the diagnostics and decide what action steps need to be taken to improve a company's performance. This is exactly what Nelson Peltz does when he is in a boardroom.

12.	You made some observations that the recently approved compensation targets for senior management bonuses seem unreasonably low. Can you take just a few minutes and talk about these targets and why you feel like these are unreasonably low?
•	The Company has said that it really just wants to be left alone, so that it can execute all of its plans. But look in the Company’s proxy statement at the goals for the next PSP (Performance Stock Program) plan.
•	Over the next three years, senior management will receive target awards for delivering 2.8% organic sales growth, 4.7% operating profit growth and 6% earnings per share growth.
•	If the Company achieves 2.8% organic sales growth, will it be growing share again? If the Company achieves 4.7% operating profit growth, is this all it can get out of the next $10 billion savings plan? And, the difference between “earnings per share growth” and “profit growth” can be simply achieved by share repurchases. Is this really a significant improvement in performance? Are these results going to recover $30-40/share in stock price losses that have occurred or drive outperformance in the future?
•	You have to ask; why did the Board of Directors approve these targets? When I was CFO, our Company was achieving organic sales growth over 5% per year.

13.	I have heard concerns expressed by the retired R&D and product development employees that those functions are broken, and some express opinions that the long-term capabilities to really commercialize new technology and introduce new products is broken, perhaps permanently broken. Can you take a minute and talk about this?
•	It certainly does appear that there's been slippage in the innovation program.
•	The Company cites a few growth areas like Tide and Ariel pods, but they were there before I left the Company over eight years ago.
•	The bottom line is that if the Company's product and marketing innovation efforts were working, then the Company wouldn't have lost market share over the last 5+ years.

•	I don't know whether R&D functions can be fixed or not, but I sure know that if the Company continues to do more of the same, it seems unlikely that results will improve.
14.	Is this something that perhaps the Board could be more closely engaged in? Is there an opportunity for the Board and CEO to aggressively recruit people from outside the organization who might be able to help?
•	Product innovation has been a historic strength of the Company. The Company has also been a leader in branding and marketing.
•	If you're consistently losing market share, then you have to ask the logical question of "what's the problem?”
o	The Board of Directors should be asking these questions and demanding answers.
o	They should also be asking whether it would help if the Company brought talent in from the outside, to shore up and spark the innovation and marketing operations in some of the businesses that have been chronically losing market share.
•	The Company has lost a lot of good people over the past 6-8 years. (For example, the company has lost many of the senior Gillette people. A number of them still own P&G stock and I think they are disappointed like me.) I also believe in some areas the pipeline may be nearly depleted. As someone who spent their entire professional career at P&G, this is difficult and frustrating to watch.

15.	My understanding is that P&G has been tough on you publicly outside the Company and privately inside the Company; others have suggested you are just trying to line your own pockets. Sorry to put you on the spot, but did you anticipate this reaction? Why would you align with Trian and take this kind of heat at this point in your life?
•	It’s really sad to see P&G make this business issue personal.
•	I'll stand on my record during the 10 years I was CFO of the Company. I really don't know what the Company is trying to accomplish by taking shots at me.
•	I believe that my 35-year tenure at P&G and the work I've done over the last eight years in private equity and serving on five corporate boards makes me very well-qualified to participate in the discussion about how the Company could improve.
o	And, all of the compensation that I am receiving from Trian is going to my family’s charitable foundation, and the amount is immaterial relative to my stock ownership in P&G.
•	I am working with Trian in order to help shine a spotlight on the challenges and solutions that can improve the Company’s performance and share price, for the benefit of all stakeholders, including current and former employees.
•	And remember, I didn’t meet Nelson and the Trian team until after they had bought their stock, began formulating their initiatives and had met with management and Board members.
•	To be clear, I am not suggesting that we rewind the clock back to 2009 and operate P&G as we did when I was CFO.
o	To the contrary, companies must evolve as the challenges they are facing change.
•	It’s time to consider issues in an objective manner to make P&G the best performing consumer products company in the world -- again.
•	I don’t have all the solutions, and nor does Trian or Nelson, but I do think adding Nelson to the Board will be a big win for the Board, for the Company and for shareholders.

•	I believe Nelson can foster a true sense of ownership among directors and inspire the Board.
16.	For several years now, in private discussions, I have heard employees express concern about the chronic overpricing of P&G products to meet short term cash targets and that P&G is too premium priced, given what it knows about the performance attributes of its products compared to others. Merrill Lynch issued research a couple of years ago indicating that if P&G dropped prices, it would not increase profitability and would use up cash for working capital. When you look at the numbers, do you think there's any truth to either or both points of view? How does this get fixed without hurting the stock price?
•	If you're losing market share, you’re either behind the curve on product and marketing innovation ... or your prices are too high ... or both!
o	I think Procter & Gamble has had challenges in both areas.
•	I believe that a lot of the cost savings from the $10 billion cost savings program launched in 2012, that didn't come to the bottom line, were used to reduce prices in countries and categories where prices had gotten out of line. But, with market share still declining, it's clear that the Company's problems have not been solved.
•	Reducing price is not a long-term strategy. It may be necessary to readjust prices in some categories from time to time, but in the long-term I believe the Company will need to continue to innovate and offer superior products in order to maintain its competitive edge.

17.	I have always felt that when you could not hit your profit targets consistently, it was an indicator of longer-term issues, like understanding consumers and making sure that you are introducing products that create more value for them, allowing you to protect your bottom line and build market share at the same time. What’s your take?
•	It is nearly impossible to hit profit targets without strong organic sales growth.
•	For most of the time when I was CFO, we were growing organic sales at 4% to 6%. We were gaining share on a global basis. While there are always some problem areas, I thought the Company's innovation program was strong. This allowed the Company to build market share, gross margin and operating margin, all at the same time.
•	I would like to see P&G do this again in the future and I think Nelson can help make this happen, together with the Board and senior management.

18.	For the last two years, Lenox has told our P&G shareholders that we thought it was just a matter of time until another investor would take a significant ownership position and begin to push for change. We were not surprised when Nelson showed up when he did. Can you take just a few minutes and make some observations about what a good activist investor can do for a Company that appears to be moving too slowly?
•	Activist investors often look for companies with chronic underperformance.
•	Unfortunately, P&G over the last 6 to 8 years fits that description. But activist investors don't all act alike. Some pursue short-term actions such as company break ups or share buybacks, in order to try to get a quick "pop" out of stock, and then they sell out. Trian is just the opposite.
•	Trian is sometimes described as liquid private equity. Trian has a track record of being a long term shareholder and focusing on operations and strategy. In order to accomplish this objective, it is often important for them to have representation in the boardroom to add far more value.
•	This is in essence what this proxy contest is all about. Why doesn't P&G want an "out of the box thinker" with major experience in consumer products in the boardroom?

Trian is still the largest shareholder of the first company they invested in – Wendy’s back in 2005. Nelson is Chairman of its Board. And you know what? Wendy’s just posted its 18th consecutive quarter of positive same-restaurant sales.

19.	Can you talk about the differences a private equity viewpoint can bring? Can you also talk about whether you think those viewpoints are already incorporated in the company’s strategic plan?
•	I was a Senior Advisor at TPG Capital from 2010 until 2012, so I have first-hand experience working with private equity. Here are some of my observations:
•	Private equity accepts nothing in the business as "a given.”
•	When private equity gets involved in a company, as either its owner or a major shareholder, they examine everything … they rigorously evaluate the management team, they assess the business model and they examine the cost structure of the company very closely. I think P&G management and the Board still accepts a lot of things as "Givens."
•	Trian has identified several key areas, including deteriorating market share, excessive cost and bureaucracy and an insular culture, that it believes drag down performance.
o	I think these are the right areas of focus.
•	Their white paper will be released in the coming weeks and will drill down on all of this in a lot of detail. I believe the white paper will suggest initiatives for organizing the Company in a manner that better promotes accountability and consumer responsiveness and ensuring that the Company’s latest productivity plan actually delivers results. It will also likely discuss strategies for regaining lost market share.
•	However, to really make things happen, Nelson needs to get into the boardroom so he can work with other directors and the management team to better identify all of the specific opportunities to improve value for P&G shareholders.

20.	What do you think will happen if Nelson joins the Board? What do you think will be his approach as a director and what initiatives will he pursue? Will he look to cut overhead? Will he look to change P&G’s dividend policy?
•	Nelson is a highly engaged shareowner who brings a lot of experience with consumer packaged goods companies to the table.
•	I believe his approach to P&G will be to focus on the areas which I think are the root causes behind its market share losses: excessive cost and bureaucracy, an insular culture and a corporate structure that destroys accountability. I believe he’ll also discuss with the Board many of the initiatives that will be outlined in the upcoming white paper.
•	When you are building market share and growing organic sales faster than the market, then you can get some of the gross margin improvement to the bottom line. This is what I think Nelson wants to see at P&G at the end of the day.
•	I subscribe to the formula of cutting non-value add overhead costs and using the savings to reinvest back in the business, in marketing and product development. This is what Nelson advocated for at H.J. Heinz and other companies.
•	Reducing bureaucracy is also critical. Business unit leaders need to be empowered to run their businesses so they can respond to consumer trends. To illustrate the point, look at what happened to Pampers in China – one of P&G’s largest brands in its second largest market. P&G has tremendous resources between category and sales teams in both Asia Pacific and China itself. And yet P&G did not understand or respond to sweeping change in consumer preference and channel dynamics, driving market share loss to local companies and global competitors. P&G claims they have addressed these issues by giving category teams more input over sales. But what happened in China was a fundamental misalignment between commercial strategy and the realities of the market.

If P&G business unit leaders were more empowered over all key elements of their business, I believe the Company would have higher market share across many categories and markets today.

•	Finally, I think we all know that the Company used to raise the dividend by 7 to 10% per year. But when its earnings growth faltered, management and the Board had no choice but to severely cut back dividend increases, which was certainly very painful, particularly for retirees. Nelson gets this and will look to speed up earnings growth again.

21.	What percentage of the shares are controlled by the Profit Sharing Plans? What role, if any, will the Trustees have on voting allocated and unallocated shares?
•	According to the Company’s proxy statement, the two ESOPs control approximately 3.7% of all outstanding shares.
•	The allocated shares held in the ESOPs are voted as directed by the Plan participants. It’s important to note that these votes are confidential.
•	The unallocated shares, and the allocated shares for which no voting instructions are received, are voted by the Plan Trustees in proportion to instructions actually received from Plan participants.

22.	If Trian loses, can we expect Trian to just sell their shares and move on? Is there any chance there will be another proxy fight next year? Does P&G have a staggered Board structure? How many seats could be at risk next year, if there was a second proxy contest?
•	Trian is a long-term shareholder, and I do not believe Trian will just give up and walk away from the Company if they lose. They have such a large stake in the Company because they believe in its potential.
•	I think P&G’s Board has put itself in an awkward spot.
o	If Trian wins the proxy contest, Nelson will be on the Board and shareholders will have a voice in the boardroom. That’s what I would like to see because I think Nelson will be a great change agent at P&G.
o	If Trian loses, that has a number of possible ramifications.
o	Most importantly, it will put increased pressure on the Board and management to perform, with potential serious and negative consequences if that performance is not realized.
o	Just look at what happened at DuPont in 2015: DuPont decided to fight Trian. A lot of shareholder money and management time was wasted in the first half of 2015.
o	On the day of the 2015 DuPont Annual Meeting, the stock opened at approximately $75 per share and it closed below $70 per share.
o	While that company’s management team may have narrowly won the proxy fight (“the battle”) against Trian, there are many who say that it quickly “lost the war”—less than 5 months later, after the stock dropped to as low as $48 per share, the company significantly lowered its earnings guidance and announced the departure of its CEO. The company’s new CEO reached out to Trian immediately and began adopting many of the initiatives that were advocated by Trian. Most important, the Company’s operating performance has improved materially since October 2015 and the stock [has been a real winner. Harvard Business School published a case study about this engagement – I think it is a great read for anyone interested in shareholder value creation.

23.	You and I talked about good corporate governance at the board level. We have both made some observations about what's worked and hasn't worked over the last few years. As an example, certain companies split the CEO and board chair roles. What do you think?
•	The question of whether the Chair and CEO titles should be held by one person or two is a complex corporate governance issue. Some argue that this separation allows for greater management accountability to shareholders and more independent Board oversight. Others argue that a corporate governance structure with a combined Chair/CEO and an Independent Lead Director provides effective independent oversight of management and Board accountability and responsiveness to shareholders.
•	Personally, I think the question is one that has to be looked at on a company-by-company basis—there is not necessarily a one size fits all answer.
•	I should say that Trian’s focus has been clear: it is not seeking to replace the CEO or replace members of the Board. In fact, if elected to the P&G Board, Nelson has said that his first action as a P&G director would be to recommend that the Board reappoint the P&G nominee who was not re-elected.

24.	Can you take a few minutes and discuss how proxy advisory firms might influence the outcome?
•	Pension funds and other institutional investors contract with the proxy advisory firms to be able to obtain and review their research with respect to the thousands of annual meetings of shareholders held each year (both uncontested and contested).
•	The U.S. system of corporate governance relies on the accountability of boards of directors to shareholders, and proxy voting is the primary means by which shareholders are able to hold boards accountable.
•	Proxy advisory firms play an important role in enabling cost-efficient independent research, analysis and informed proxy voting advice.
•	I can’t predict how the proxy advisory firms might influence the outcome of the P&G/Trian proxy contest.

This material is provided by Lenox Wealth Management (“Lenox”) for informational purposes only.  It is not intended to serve as a substitute for personalized investment advice or as a recommendation or solicitation of any particular security, strategy or investment product.  The opinions expressed herein are those of the named person herein at the time written and may not be representative of the opinions of Lenox.  Economies, markets and other events fluctuate and actual economic, market or other events expressed herein may turn out differently than anticipated.  Lenox accepts no liability for any direct, indirect or consequential losses arising from the use of any information presented herein.